EXHIBIT 23

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

            We consent to the inclusion in the Form 11-K of our report dated May 13, 2005, on the audit of the financial statements of the Range Resources Corporation 401(k) Plan as of December 31, 2004 and for the year then ended, and for the supplemental schedule as of December 31, 2004.

/s/ Whitley Penn

Fort Worth, Texas

May 13, 2005